EXHIBIT 10.1

THIRD AMENDED AND RESTATED
O-I GLASS, INC.
DIRECTORS DEFERRED COMPENSATION PLAN

1.PURPOSE.
1.1The purpose of the Third Amended and Restated O-I Glass, Inc. Directors Deferred Compensation Plan (this “Plan”) is to permit certain members of the Board of Directors (the “Board”) of O-I Glass, Inc. (the “Company”) to elect to defer receipt of all or part of their Compensation (as defined below).  This Plan amends and restates in its entirety the Amended and Restated Owens-Illinois, Inc. Directors Deferred Compensation Plan, which originally became effective January 1, 2005, and was subsequently amended and restated effective December 5, 2023. The Plan is now amended and restated effective January 1, 2026 as set forth herein.
2.DEFINITIONS. As used herein:

“Account” means a hypothetical deferred compensation bookkeeping account established and maintained on the books of the Company to reflect a Participant’s interest in the Plan, and includes either or both of a Cash Account or Company Stock Account.  Effective January 1, 2026, a separate subaccount shall be established for each Plan Year for each Participant making a Deferral Election for that Plan Year that reflects the Participant’s notional investment elections and distribution elections for that Plan Year.

“Administrator” means the Board or a Committee to the extent that the Board’s powers and authority under the Plan have been delegated to such Committee.

“Cash Account” means, with respect to any Participant, a deferred compensation bookkeeping account established and maintained on the books of the Company to reflect amounts of Compensation deferred under the Plan by such Participant which have been credited in dollars and on which notional interest accrues, in accordance with Section 6.2 hereof.

“Change in Control” has the meaning set forth in the Company’s Fourth Amended and Restated 2017 Incentive Award Plan, as may be amended and/or restated from time to time (or any term of similar effect under any successor equity incentive plan).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock” means the Company’s common stock, $0.01 par value.

“Company Stock Account” means, with respect to any Participant, a deferred compensation bookkeeping account established and maintained on the books of the Company to reflect the notional value of amounts of Compensation deferred by such Participant under the Plan which have been credited in Company Stock Units and to which additional Company Stock Units may be credited to reflect notional dividends and other distributions and/or adjustments, if any, on Company Stock, in accordance with Sections 6.3 and 6.4 hereof.

“Company Stock Unit” means a notional unit with a value determined by reference to the value of one share of Company Stock.

“Compensation” means any cash fees (including cash retainers or cash meeting attendance fees) and any other form of cash remuneration payable to a Director by the Company for services rendered to or on behalf of the Company by such Director solely in his or her capacity as such.

“Committee” means a committee or subcommittee of the Board, which may include one or more directors and/or officers of the Company, to the extent permitted by applicable law and Rule 16b-3 of the Exchange Act.

“Deferral Election” means an election to defer Compensation made by a Director pursuant to and in accordance with Section 5 of the Plan.

“Distribution Event” has the meaning set forth in Section 5.1(b) of the Plan.

“Director” means a non-employee member of the Board.

“Effective Date” means January 1, 2026.

“Election Form” has the meaning set forth in Section 5.1 of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Participant” means any Director who elects to defer Compensation under this Plan.

“Plan Year” means a calendar year.

“Re-deferral Deadline” has the meaning set forth in Section 5.2(c) of the Plan.

“Re-deferral Election” has the meaning set forth in Section 5.2(c) of the Plan.

“Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

“Separation from Service Distribution” means a distribution or distributions of deferred Compensation made, or in the case of installment distributions, beginning, in either case, on or within sixty (60) days following a Participant’s Separation from Service.

“Specified Date Distribution” means a distribution or distributions of deferred Compensation made or, in the case of installment distributions, beginning, in either case, on or within sixty (60) days following a specified future date selected by a Participant.

“Unforeseeable Emergency” shall mean an “unforeseeable emergency” within the meaning of Section 409A of the Code.

3.ADMINISTRATION.

The Plan shall be administered by the Administrator.  The administrative powers of the Administrator shall include the powers to interpret the Plan and to exercise full and complete discretion to adopt, modify, and/or rescind any rules, determinations, policies, or procedures deemed necessary or appropriate for the maintenance and administration of the Plan.  Any construction or interpretation of the Plan by the Administrator shall be final and binding on all parties.  All expenses of administering the Plan shall be paid by the Company.

4.ELIGIBILITY AND PARTICIPATION.

Any Director shall be eligible to participate in this Plan.

5.DEFERRAL ELECTIONS.
5.1Election Forms.  Each Director may elect to defer his or her receipt, subject to the provisions of the Plan, of all or any specified portion of his or her Compensation by submitting a written election to the Company on a form prescribed by the Company (the “Election Form”), in accordance with Section 5.2 below.  Effective for Plan Years beginning on and after January 1, 2026, a separate Election Form is required for each Plan Year. Each Election Form must specify, at a minimum:
(a)The applicable percentage of Compensation subject to the Deferral Election (which must be denominated as a whole percentage of such Compensation ranging from 1% to 100%);
(b)The distribution event with respect to the Compensation deferred under the Election Form, which may include (i) a Specified Date Distribution,  (ii) a Separation from Service Distribution), and (iii) the earlier of Separation from Service or a Specified Date (each, a “Distribution Event”). In the absence of a timely made distribution event election, the amounts will be distributed as a Separation from Service Distribution;
(c)If the Director elects to receive a Specified Date Distribution, the specified future date and calendar year on which such Specified Date Distribution will be made (if a lump sum) or commence (if installments);
(d)The form of payment applicable to distributions of the Compensation deferred under the Election Form, which may be either (i) a lump-sum or (ii) between two (2) to ten (10) annual installments;
(e)The proportion of the Compensation deferred under such Deferral Election for the applicable Plan Year to be allocated to the Director’s Cash Accounts and/or Company Stock Accounts (which must be denominated as a whole percentage of such Compensation ranging from 1% to 100%); and
(f)The Director’s designation of his or her beneficiary (if any) to succeed to his or her right to receive payments hereunder in the event of the Director’s death.

5.2Timing for Deferral Elections.
(a)Each Deferral Election shall be made on or before December 31 of the Plan Year in which the Compensation to which it applies is to be earned, subject to Section 5.2(b) and (c) below.
(b)Notwithstanding the foregoing provisions of Section 5.2(a), a Director who is first elected or appointed to the Board during a particular Plan Year may make a Deferral Election with respect to all or any specified portion of any unpaid Compensation to be earned by such Director after the date the Deferral Election becomes irrevocable (or, if later, after the Director’s commencement of service on the Board) by submitting an Election Form to the Company within 30 days after the date on which such Director first becomes eligible to participate in this Plan.
(c)Solely with respect any amounts subject to a Deferral Election for which a Specified Date Distribution is selected, a Director may elect to re-defer payment of the Compensation subject to such Deferral Election (a “Re-deferral Election”) by completing and submitting to the Administrator a new Election Form in accordance with Section 5.1 above and any other applicable rules or policies issued by the Administrator with regard to such re-deferrals; provided, however, that: (i) such Deferral Election must be made at least twelve (12) months prior to the date on which such payments were to be made or commence, as applicable, absent such re-deferral, or by such earlier date as the Administrator may determine (such deadline, the “Re-deferral Deadline”); (ii) the new date on which such payments are made or commence (as applicable) must be deferred for a period of not less than five (5) years from the date on which such payments were to be made or commence, as applicable, pursuant to the previous Deferral Election; and (iii) unless otherwise determined by the Administrator, such Re-deferral Election may only be made prior to such time as a Director experiences a Separation from Service.
5.3Deferrals Irrevocable.  Any Deferral Election that has not been revoked in a writing submitted to the Administrator on or prior to (a) with respect to Deferral Elections under Section 5.2(a), December 31 of the calendar year prior to the year for which the Compensation to which the Deferral Election applies is to be earned, (b) with respect to Deferral Elections under Section 5.2(b), the date that is 30 days after the date on which the Director first becomes eligible to participate in this Plan, and (c) with respect to Re-deferral Elections under Section 5.2(c), the Re-deferral Deadline, in any case, will become irrevocable on such foregoing date.  To the extent permitted in the applicable Election Form, a Director may make changes to such Election Form prior to such date that it becomes irrevocable in accordance with the preceding sentence.  Once irrevocable, each Deferral Election shall remain in effect for the calendar year with respect to which the Deferral Election was made, unless otherwise terminated in accordance with Section 8 of the Plan.
6.ACCOUNTS.
6.1General.  All Compensation deferred under the Plan shall be credited by the Company, as of, or as soon as administratively practicable after, the date such Compensation would otherwise be payable to the Participant in the absence of a Deferral Election, to the Participant’s Cash Account and/or Company Stock Account, in the proportions specified by the

Participant in the Election Form governing the Deferral Election.  In the absence of such a specification by a Participant, all such amounts shall be so credited to his or her Cash Account.
6.2Cash Accounts.  All deferred Compensation credited to a Participant’s Cash Account shall, until paid or distributed in full, accrue interest, compounded monthly, at an annual rate equal from time to time to the average annual yield on domestic corporate bonds of Moody’s A-rated companies (as most recently reported in the Survey of Current Business published by the United States Department of Commerce or a successor publication) or at such other rate as the Administrator may at any time and from time to time designate prospectively.
6.3Company Stock Accounts.  A Participant’s Company Stock Account shall be credited with a number (including fractions) of Company Stock Units equal in value to the deferred Compensation specified to be so credited.  For all purposes of the Plan, the value of a Company Stock Unit as of any given date shall equal the closing price of Company Stock on the principal exchange on which Company Stock is traded on the day before such date or, if no Company Stock was traded on such date, then on the next preceding trading day on which Company Stock was so traded.  As of the date any dividend is paid to shareholders of Company Stock, each Company Stock Account shall be credited with a number (including fractions) of additional Company Stock Units equal in value to the dividends paid on the number of shares of Company Stock represented by the Company Stock Units in such Company Stock Account immediately before such dividend was paid.  Company Stock Units shall not entitle any Director or other person to rights of a stockholder of the Company or any of its affiliates with respect thereto.
6.4Adjustments.  In the event that the outstanding shares of Company Stock are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, or reclassification, or if the number of shares is increased or decreased by reason of a stock split-up, stock dividend, combination of shares or any other increase or decrease in the number of such shares of Company Stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”), the number of Company Stock Units credited or to be credited to Participants’ Company Stock Accounts under the Plan and/or the number and kind of shares to which such Company Stock Units relate shall be appropriately and equitably adjusted by the Administrator.  Notwithstanding the foregoing, no adjustment shall be made under this Section 6.4 to the extent that such adjustment that would cause or result in this Plan or any amounts hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable.
6.5Changes to Allocations.  Once a Deferral Election for a Plan Year is irrevocable under Section 5, a Participant may not change the proportion in which amounts of Compensation to be deferred for that Plan Year are to be credited to his or her Cash Account and Company Stock Account.
6.6Plan Unfunded.  The Company shall be under no duty to segregate or set aside any amount credited to any Account from the general assets of the Company, but the Administrator may, in its discretion, direct the establishment of any trusteed, insured, or other payment arrangement from which the Company’s obligations under the Plan may be paid.  No Director, beneficiary, estate, or other person claiming through or under a Director shall have any legal or beneficial property interest whatsoever in any assets of the Company or in any such payment arrangement which may be established at the direction of the Administrator except as may be expressly provided by such payment arrangement.  Neither the establishment of an Account nor the crediting of any amounts thereto nor the establishment of any payment arrangement (except as may be expressly provided by such payment arrangement) shall be deemed to create a trust of any kind, any fiduciary relationship between the Company and any person, or any collateral security for the Company’s obligations under the Plan.  To the extent that a Director or any other person acquires a right to receive any payment from the Company under this Plan, such right shall be no greater than that of any other unsecured general creditor of the Company.
6.7Account Statements.  The Company shall provide to each Participant, at least annually, a statement of his or her Account balance either electronically or in a paper format under procedures established by the Administrator.
7.PAYMENT OF ACCOUNT BALANCES.
7.1Distribution of Benefits.  Participants’ Accounts under the Plan shall be distributed to Participants in accordance with this Section 7 based on the Distribution Event(s) specified in the applicable Election Form.  With respect to a Participant’s election to receive a Specified Date Distribution or a Separation from Service Distribution, at the time the Distribution Event is specified in the applicable Election Form, a Participant may elect to receive the Compensation subject to such election (i) in a lump-sum, or (ii) in equal annual installments over two (2) to ten (10) years.
7.2Payment Timing.  Subject to Section 7.5 below, payments from a Participant’s Account will be made (if such payments are to be made in a lump-sum) or commence (if such payments are to be made in installments) within sixty (60) days following the applicable Distribution Event in accordance with the terms and conditions set forth herein (but in no event later than December 31st of the calendar year in which the Distribution Event occurs).  Notwithstanding anything to the contrary contained herein, the exact date on which such payments will be made or commence (as applicable) shall be determined by the Company in its sole discretion (and the Participant shall not have the right to designate the time of payment).
7.3Death.  Notwithstanding anything herein to the contrary, if a Participant dies prior to the full distribution of such Participant’s Account, the entire unpaid value of his or her Account shall be paid to the beneficiary or beneficiaries designated by him or her in the applicable Election Form (or in the absence of such a designation, to his or her estate) in the same manner as such Account would have been paid to the Participant (absent his or her death).
7.4Unforeseeable Emergency.  If a Participant experiences an Unforeseeable Emergency, the Administrator may, in its sole discretion, permit an early distribution of that portion of such Participant’s Account reasonably necessary to satisfy the emergency giving rise to the Unforeseeable Emergency, including any taxes or penalties reasonably anticipated to result from such distribution.  If the Participant’s Account is comprised of both a Cash Account and a Company Stock Account, the Administrator shall determine, in its sole discretion, from which Account such funds shall be distributed.  If a Participant takes a distribution pursuant to this

Section 7.4, such Participant’s existing Deferral Election shall immediately terminate with regard to Compensation not yet earned at the time of such distribution and the Participant shall only be eligible to make future Deferral Elections under the Plan as determined by the Administrator, in its sole discretion and in accordance with Section 409A of the Code.
7.5Specified Employees.  Notwithstanding any contrary provision in the Plan, any payment required to be made hereunder to a Participant who is a “specified employee” (as defined under Section 409A and as the Administrator determines) upon his or her Separation from Service will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such Separation from Service (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth herein) on the day immediately following such six-month period or death or as soon as administratively practicable thereafter (without interest).Notwithstanding any contrary provision of the Plan, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
7.6Company Stock Accounts.  To facilitate the cash-only distribution(s) contemplated by the Plan, with respect to distributions of a Participant’s Company Stock Account, the entire value thereof (which shall, as of any given date, by equal to the closing price of the Company Stock on the principal exchange on which the Company Stock is traded on the day before such date or, if no Company Stock was traded on such date, then on the next preceding trading day on which the Company Stock was so traded) on the date of the applicable Distribution Event shall be reallocated to and thereafter held in his or her Cash Account, from which all distributions under the Plan shall be made.
8.AMENDMENT AND TERMINATION OF THE PLAN.
8.1The Board may at any time and from time to time amend, suspend, or terminate the Plan in whole or in part; provided, however, that, except as expressly set forth in Section 8.2 below or as required by applicable law, no such amendment, suspension, or termination may, without the consent of any Participant affected thereby, have any adverse retroactive effect on the rights of any such Participant (or any person claiming through or under him or her) under the Plan.
8.2Notwithstanding anything to the contrary in Section 7 of the Plan, the Board may terminate the Plan and distribute the Accounts to Participants in accordance with and subject to the rules of Treasury Regulation Section 1.409A-3(j)(4)(ix), or any successor provision(s) thereto, and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution.
9.SECTION 409A.

To the extent applicable, the Plan and all Election Forms are intended to comply with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the Effective Date (together, “Section 409A”), and shall be construed and interpreted consistent therewith.  Notwithstanding any provision of the Plan or any Election Form to the contrary, the Administrator may adopt such amendments to the Plan and/or any Election Form(s)

and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A (or satisfy an applicable exemption therefrom) or otherwise preserve the intended tax treatment of the amounts payable under the Plan.

10.MISCELLANEOUS.
10.1No Rights to Continued Service.  Nothing in the Plan shall confer on any Director any right to continue as a member of the Board.
10.2No Assignment.  Rights under the Plan shall not be assignable or transferable or subject to encumbrance or charge of any nature, other than by designation of beneficiary to take effect at death or, in the absence of such designation, by will or the laws of descent and distribution.
10.3Successors; Assigns.  The Plan shall be binding on and inure to the benefit of the Company, each Participant, and every person claiming through or under a Participant, and their respective heirs, successors, and assigns.
10.4Intended Tax Treatment.  Deferral Elections under the Plan are intended to defer Participants’ recognition of income, for income tax purposes under the Code, until their actual receipt of payments from their Accounts.  The Plan shall be interpreted and administered in a manner consistent with such intent.
10.5Severability.  If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.6Titles.  The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.7Conformity to Laws.  Each Participant acknowledges that the Plan is intended to conform to the extent necessary with applicable laws.  Notwithstanding anything herein to the contrary, the Plan will be administered only in conformance with applicable laws.  To the extent applicable laws permit, the Plan will be deemed amended as necessary to conform to applicable laws (subject to Section 409A).
10.8Governing Law.  This Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict of laws principles.
10.9Effectiveness.  This Plan shall be effective as of the Effective Date.

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IN WITNESS WHEREOF, the Board has caused this Third Amended and Restated Plan to be executed by a duly authorized officer of the Company this 8th day of October, 2025.

O-I GLASS, INC.

By:/s/ James Dalton
James Dalton, Senior Vice President, Chief Human Resources and Technology Officer